UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 15, 2020
Date of Report (Date of earliest event reported)

Commission File Number	Name of Registrant; State or Other Jurisdiction of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

333-85496	EXELON GENERATION COMPANY, LLC	23-3064219
(a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether any of the registrants are emerging growth companies as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if any of the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations
Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2020, ExGen Renewables IV, LLC (the Borrower) (an indirect subsidiary of Exelon Generation Company, LLC (the Sponsor)) successfully completed the closing of a $750 million senior secured term loan credit facility established pursuant to a Credit Agreement, dated as of December 15, 2020 (the Credit Agreement), among the Borrower, ExGen Renewables IV Holdings, LLC (Holdings), the lenders party thereto, Jefferies Finance LLC, as administrative agent, and Wilmington Trust, National Association, as the depositary bank and collateral agent, and the other agents party thereto.
The Borrower’s obligations under the Credit Agreement are fully and unconditionally guaranteed by Holdings (the Borrower’s direct parent) and ExGen Renewables Holdings, LLC (ExGen Holdings; and together with the Borrower and Holdings, the Loan Parties), a direct subsidiary of the Borrower. Holdings and ExGen Holdings guarantee the obligations of the Borrower with respect to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement, the Loan Documents). The obligations of the Loan Parties under the Credit Agreement and the other Loan Documents are secured by Collateral (as defined in the Credit Agreement) owned or held by the Loan Parties as and to the extent provided for in the Credit Agreement and the other Loan Documents.
The term loans (the Term Facility) were made pursuant to the Credit Agreement in a single borrowing of $750 million on December 15, 2020. The Borrower received net proceeds of approximately $738 million from the Term Facility, after deducting original discount and estimated costs, fees, and expenses incurred in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. The Borrower used the net proceeds from the offering to fund repayment of the Borrower’s $850 million senior secured term loan credit facility due November 28, 2024. The remainder of the net proceeds will be used for general corporate purposes.
The interest rate on the Term Facility will accrue interest at a rate equal to the LIBOR (as defined in the Credit Agreement) plus 2.75% or Base Rate (as defined in the Credit Agreement) plus 1.75%.
The interest rate on the Term Facility is payable quarterly in arrears on each Quarterly Date and on the Maturity Date (each, as defined in the Credit Agreement), commencing on February 28, 2021. The Term Facility is scheduled to mature, and the principal of the Term Facility is due and payable, on December 15, 2027, seven years after the Closing Date (as defined in the Credit Agreement).
The Credit Agreement contains provisions for acceleration of the maturity and mandatory prepayment of the Term Facility and other obligations thereunder upon the occurrence of certain stated events and also for optional prepayments on account of principal of the Term Facility prior to the maturity thereof upon the terms and conditions specified therein. In addition, the Credit Agreement and the other Loan Documents contain customary covenants by the Borrower and Holdings (on their own behalf and, in certain circumstances, on behalf of their subsidiaries) and default provisions for the benefit of the lenders.

Section 2 - Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 15, 2020, the Borrower successfully completed the closing of a $750 million senior secured term loan credit facility established pursuant to the Credit Agreement. See Item 1.01 for information regarding the Credit Agreement.

Section 9 - Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description
1.1	Credit Agreement dated as of December 15, 2020
1.2	Exhibits to Credit Agreement dated as of December 15, 2020
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

* * * * *

This Current Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Generation Company, LLC include those factors discussed herein as well as the items discussed in (1) Exelon’s 2019 Annual Report on Form 10-K in (a) Part I, ITEM 1A. Risk Factors, (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part II, ITEM 8. Financial Statements and Supplementary Data: Note 18, Commitments and Contingencies; (2) Exelon's Third Quarter 2020 Quarterly Report on Form 10-Q in (a) Part II, ITEM 1A. Risk Factors, (b) Part I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part I, ITEM 1. Financial Statements: Note 14, Commitments and Contingencies; and (3) other factors discussed in filings with the Securities and Exchange Commission by Exelon Generation Company, LLC.

Investors are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. Exelon Generation Company, LLC undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON GENERATION COMPANY, LLC

/s/ Bryan P. Wright
Bryan P. Wright
Senior Vice President and Chief Financial Officer
Exelon Generation Company, LLC
December 18, 2020

EXHIBIT INDEX

Exhibit No.	Description
1.1	Credit Agreement dated as of December 15, 2020
1.2	Exhibits to Credit Agreement dated as of December 15, 2020
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.